Exhibit 10.10

STATEMENT OF WORK
MFY-001

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc., dba MCorp Consulting, (“the Company”) and mfifty (“Client”), effective as of the later date signed below (“Effective Date”), is entered under and pursuant to the Services Agreement between the Company and Consultant (“Agreement”) dated March 2, 2012, and is subject to all the terms and conditions of that Agreement.

Project Name:  Smart Customers, Stupid Companies

Project Description:  The Company will provide professional services needed to move Smart Customers, Stupid Companies from manuscript to a professional digital and soft cover book.  The Company will also provide directly, or setup services with third-party providers, marketing, promotion and distribution/fulfillment services.

As such, this is an hourly (time and materials) proposal to be invoiced at the billable rates as described below.  Over the (estimated) ~300 hours required for project completion, Staff Consultant time is estimated to make up the bulk of hours incurred, and Senior Consultant time is expected to be minimal.

Billable Rates: Staff time for project management, research, content and production will be billed at a rate of $65 per hour. Senior Consultants’ time will be billed at an hourly rate of $95 per hour.

Payment Schedule:  All invoices are due net 30 days.

Out-of-Pocket Expenses: Our fees do not include out-of-pocket expenses. Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, original or stock images, etc. All out-of-pocket expenses are billed at cost.

Approvals: The current authorized approval source for Client is Michael Hinshaw.

For the Company	Accepted for Client

LYNN DAVISON	MICHAEL HINSHAW
Signature	Signature

Lynn Davison Vice President	Michael Hinshaw

3.2.12
March 2, 2012	Date